UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NutriSystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

To our Stockholders:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders on May 9, 2006. This meeting will be held at 10:00 a.m., local time, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2005 Annual Report.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.

Best regards,

Michael J. Hagan Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2006

To the Stockholders of NutriSystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Tuesday, May 9, 2006, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355, for the following purposes:

1.	To elect eight directors to hold office until our 2007 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To approve an increase in the number of shares of common stock authorized for issuance under our 2000 Equity Incentive Plan for Employees (the “Plan”) and the amendment of the Plan; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 15, 2006, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

James D. Brown Secretary

Horsham, Pennsylvania

April 5, 2006

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Annual Meeting.

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement, the foregoing notice and the form of proxy card enclosed herewith, which are first being mailed to stockholders on or about April 5, 2006, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of NutriSystem, Inc., a Delaware corporation, for use at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, May 9, 2006, and at any adjournment, postponement or continuation thereof, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355. Only stockholders of record at the close of business on March 15, 2006 (the “Record Date”), shall be entitled to notice of and to vote at the Annual Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Annual Meeting.

When are our Annual Report to stockholders and this Proxy Statement first being sent to stockholders?

Our 2005 Annual Report to stockholders and this Proxy Statement are being sent to stockholders beginning on or about April 5, 2006.

What will stockholders be voting on?

1.	To elect eight directors to hold office until our 2007 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To approve an increase in the number of shares of common stock authorized for issuance under our 2000 Equity Incentive Plan for Employees (the “Plan”) and the amendment of the Plan; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each share has one vote. There were 35,854,102 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our stockholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Michael J. Hagan, our Chairman and Chief Executive Officer, and James D. Brown, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees named in Proposal 1 and “FOR” Proposal 2. We do not intend to bring any other matter for a vote at the Annual Meeting and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to our Secretary prior to voting at the Annual Meeting;

•	submitting a later dated proxy card; or

•	attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, we had 35,854,102 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Annual Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of directors, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Annual Meeting. With respect to Proposal 2 (increase in shares under the Plan and amendment of the Plan), votes may be cast in favor or against the proposal. An abstention on the proposal will have the effect of a vote against the proposal.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 11.6% of our common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Directors, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

With respect to Proposal 1, directors are elected by a plurality of the votes, which means that the nominees with the most votes are elected. With respect to Proposal 2, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the proposal. An abstention will have the effect of a negative vote. A broker non-vote will not be counted for purposes of determining whether Proposal 2 has been adopted.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile by our regular officers and employees, none of whom will receive special compensation for such services. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are stockholder proposals and director nominations for our 2007 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2007 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at our offices at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044, no later than December 6, 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

Our by-laws provide that the number of members of the Board shall be as fixed by the Board from time to time. The number of members of the Board is currently fixed at eight. Directors hold office for a term of one year.

This first proposal before the stockholders at the Annual Meeting is the election of eight directors to our Board. The Board recommends to the stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2007 and the election and qualification of his respective successor or until his earlier death, removal or resignation: Ian J. Berg, Michael A. DiPiano, Michael J. Hagan, George Jankovic, Warren V. Musser, Brian P. Tierney, Stephen T. Zarrilli and Robert F. Bernstock.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The eight nominees for director receiving the largest number of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

PROPOSAL 2—APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED UNDER THE COMPANY’S 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES AND AMENDMENT OF THE COMPANY’S 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES

On March 29, 2006, our Board adopted, subject to stockholder approval at the Annual Meeting, an amendment to our 2000 Equity Incentive Plan for Employees (the “Plan”) that would increase the total number of shares of our common stock authorized for issuance under the Plan from 5,100,000 shares to 5,600,000 shares, an increase of 500,000 shares. Our Board has directed that the proposal to increase the number of shares authorized for issuance under the Plan be submitted to our stockholders for their approval at the Annual Meeting. In addition, our stockholders are being asked to approve the entire Plan, as amended. Stockholder approval of the increase in shares authorized for issuance under the Plan, as well as of the entire Plan, as amended, is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code and (iii) in order to meet the Nasdaq listing requirements.

In addition to the Plan, we also maintain the 1999 Equity Incentive Plan (the “1999 Plan”) which authorizes the issuance of 1,000,000 shares of our common stock. As of March 27, 2006, the aggregate number of equity awards granted under the Plan and the 1999 Plan was 5,960,000 shares (net of cancellations) and 140,000 shares were available for future grants under the Plan and the 1999 Plan. If the amendment to the Plan to increase the total number of shares authorized to be issued under the Plan is approved, the total number of shares of common stock that will be available for issuance under the Plan and the 1999 Plan will be 6,600,000, meaning that a total of 640,000 shares will be available for future issuance under the Plan and the 1999 Plan.

Our Board believes that the number of shares currently available for issuance under the Plan is not sufficient in view of our compensation structure and strategy. Our Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation. In addition, our Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, advisors, consultants and non-employee directors the opportunity to acquire or increase their proprietary interests in us. Our Board believes that the availability of the additional 500,000 shares will ensure that we continue to have a sufficient number of shares authorized for issuance under the Plan.

The material terms of the Plan are summarized below. A copy of the amendment to the Plan is attached to this Proxy Statement as Appendix A. A copy of the Plan can be received by submitting a request to our Secretary, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044. This summary of the Plan and the amendment are not intended to be a complete description of the Plan and the amendments qualified in its entirety by the actual text of the Plan and the amendment to which reference is made.

Material Features of the Plan

General. The Plan initially became effective on May 12, 2000 and provides for the grant of nonqualified stock options (“NQSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), stock units (“Units”), dividend equivalents, other equity-based awards (“Equity Awards”) and stock awards.

Prior to the amendment of the Plan, the Plan authorized the issuance of 5,100,000 shares of common stock. Our stockholders are being asked to consider and approve an amendment to the Plan that would, commencing on the date of the Annual Meeting, increase the number of shares of common stock available for grants under the Plan by an additional 500,000 shares, so that the total number of shares of common stock that may be granted under the Plan will be 5,600,000 shares. The Plan provides that the maximum number of shares of common stock that may be subject to grants to any individual in any calendar year is 1,500,000 shares of common stock.

If any grant terminates, expires or is cancelled, forfeited, exchanged or surrendered for any reason without the issuance of shares of common stock, the shares covered by such grant will again become available for issuance under the Plan. If certain extraordinary events affecting our common stock occur, the Compensation Committee may make adjustments to the total number of shares of common stock offered under the Plan, the maximum number of shares of common stock that may be awarded under the Plan to an individual, the number shares of common stock covered by outstanding grants and the purchase prices specified in outstanding grants.

Administration. The Plan is administered by our Compensation Committee. The Compensation Committee may delegate its authority under the Plan to a subcommittee. The Compensation Committee currently consists of Messrs. Tierney and DiPiano, each of whom is a non-employee and outside director.

The Compensation Committee has the sole authority to determine the individuals who will receive grants, the type, size and terms of grants, the timing of grants and the period when grants are exercisable or when restrictions lapse, to amend the terms of previously issued grants and to make all other determinations with respect to the administration of the Plan.

Eligibility for Participation. All of our officers and other key employees and those of our subsidiaries are eligible to participate in the Plan. As of March 27, 2006, approximately 550 of our employees were eligible for grants under the Plan.

Types of Grants.

Stock Options

The Compensation Committee may grant to anyone eligible to participate in the Plan stock options intended to qualify as ISOs, within the meaning of Section 422 of the Code, or NQSOs that are not intended to qualify as ISOs. Options become exercisable according to the terms and conditions determined by the Compensation Committee and set forth in the grant instrument. The Compensation Committee may accelerate the exercisability of any or all outstanding stock options at any time for any reason. Options generally become exercisable over a three-year period.

The exercise price per share subject to a stock option will be determined by the Compensation Committee and generally will not be less than the fair market value of our shares of common stock on the date of grant. The Compensation Committee may grant NQSOs with an exercise price less than the fair market value of a share of common stock on the date the option is granted, provided that the exercise price per share is not less than 85% of the fair market value of our common stock on the date of grant. The Compensation Committee also determines the term of each option, up to a maximum ten-year term. If the grantee of an ISO is a person who holds more than ten percent of the total combined voting power of all classes of our outstanding shares, the term may not exceed five years from the date of grant and the exercise price cannot be less than 110% of the fair market value of the shares of common stock on the date of grant.

Grantees may pay the exercise price of an option: (i) in cash or certified check, (ii) by delivering to us shares of common stock having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, or (iii) by such other method approved by the Compensation Committee that is consistent with the Plan and permitted by applicable law. The Compensation Committee has previously granted ISOs and NQSOs under the Plan.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any stock option granted under the Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount set forth in the grant instrument. Such payment to the grantee will be in cash, in common stock or a combination of cash and common stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any stock options. SARs may be exercised while the grantee is employed by or providing service to us or within a specified period of time after termination of such service or employment. No SARs have been granted under the Plan.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria as the Compensation Committee determines appropriate. The Compensation Committee determines the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Compensation Committee. The Compensation Committee has previously granted stock awards under the Plan.

Units

The Compensation Committee may grant Units to anyone eligible to participate in the Plan. Each Unit provides the grantee with the right to receive an amount based on the value of the Unit, which is determined by the Compensation Committee, if specified performance goals or other conditions established by the Compensation Committee are met. Units are based on the fair market value of our common stock. The Compensation Committee determines the number of Units that will be granted, the requirements applicable to the Units and any other terms and conditions of the Unit. If a Unit becomes distributable, it will be paid to the grantee in cash, common stock or a combination of cash and common stock, as determined by the Compensation Committee. No Units have been granted under the Plan.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents are payable in cash or common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Compensation Committee. No dividend equivalents have been granted under the Plan.

Equity Awards.

The Compensation Committee may grant Equity Awards that are not stock options, SARs, stock awards, Units or dividend equivalents to anyone eligible to participate in the Plan. These grants will be based on or measured by our common stock and are payable in cash, common stock or any combination of cash and common stock. The terms and conditions for these grants will be determined by the Compensation Committee. No Equity Awards have been granted under the Plan.

Qualified-Performance Compensation. The Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock awards, Units, dividend equivalents and Equity Awards to employees. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. If stock awards, Units, dividend equivalents or Equity Awards are measured with respect to the fair market value of our shares of common stock, not more than 1,500,000 shares may be granted to any employee for a performance period. If Units and Equity Awards are measured with respect to other criteria, the maximum amount that may be paid to an employee with respect to a performance period is $1,500,000.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures applicable to the employee’s business unit or our and our subsidiaries’ performance as a whole, or a combination of the two: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Dissolution, Liquidation, Merger or Sale of Assets. In the event we are dissolved or liquidated, all outstanding grants will terminate immediately prior to the consummation of such action, unless the Compensation Committee determines otherwise.

In the event of the sale of all or substantially all of our assets, or the consummation of our merger with or into another corporation, the Compensation Committee may take any action as it deems desirable with respect to outstanding grants, including (i) providing that outstanding grants will be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation, (ii) providing that outstanding stock options and SARs that are not exercisable as of the date of the transaction will become fully or partially exercisable prior to the transaction, (iii) providing that the restrictions and conditions on outstanding stock awards will lapse, (iv) providing that the holders of Units, dividend equivalents and Equity Awards will receive a payment in settlement of such grant in the amount and form determined by the Compensation Committee, (v) declaring that outstanding stock options and SARs will terminate to the extent not exercised prior to the transaction, or (vi) taking any other actions that the Compensation Committee deems appropriate consistent with the Plan.

Amendment and Termination of the Plan. The Compensation Committee or the Board may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Plan after May 11, 2010.

Grants Under the Plan. No grants have been awarded under the Plan with respect to shares of common stock that are subject to stockholder approval at the Annual Meeting. It is currently not possible to predict the number of shares of common stock that will be granted or who will receive any grants under the Plan after the Annual Meeting.

The last sales price of our common stock on March 27, 2006, was $43.44 per share.

Federal Income Tax Consequences

The federal income tax consequences arising with respect to grants awarded under the Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to certain grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient and we will not be entitled to any tax deduction with respect to capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment-, service-, or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held for the longer of one year from the date of exercise or two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to grants to our chief executive officer or any of our four other most highly compensated officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000; and (iv) a grant may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common stock in settlement of the award, if the grant constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs will qualify as performance-based compensation. Units, Equity Awards, stock awards and dividend equivalents granted under the Plan will only qualify as performance-based compensation when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Plan provides that we have the right to require the recipient of any grant under the Plan to pay to us an amount necessary to satisfy our federal, state, or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. If the Compensation Committee permits, a participant may satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Vote Required for Approval

The proposal to approve the increase in the number of shares of common stock authorized for issuance under the Plan by an additional 500,000 shares requires for its approval the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. An abstention will have the effect of a negative vote. Any broker non-votes will not have any effect on the proposal.

The Board unanimously recommends a vote FOR Proposal 2.

OUR BOARD AND EXECUTIVE OFFICERS

Michael J. Hagan, 43, has served as the Chairman of our Board and as our Chief Executive Officer since December 2002. Prior to joining us, Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business internet and software company, and held a number of executive positions at Verticalnet, Inc. since its founding in 1995, including Chairman of the Board from February 2002 to May 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Mr. Hagan is also a trustee of American Financial Realty Trust and a director of Verticalnet, Inc.

George Jankovic, 38, has served as our President and Chief Operating Officer since December 2002 and as a member of our Board since February 2003. Prior to joining us, Mr. Jankovic was a private investor from December 2001 until December 2002. Mr. Jankovic was the founder, Chairman and Chief Executive Officer of beMany, a provider of residential telecom and energy services, from September 1999 to November 2001.

James D. Brown, 48, has served as our Chief Financial Officer since December 1999, our Treasurer since January 2000, our Secretary since January 2003 and our Executive Vice President since April 2005.

Thomas F. Connerty, 43, has served as Chief Marketing Officer since November 2004 and our Executive Vice President since April 2005. Prior to joining us, Mr. Connerty was the Vice President of Marketing at the Nautilus Group, a retailer of commercial and home use fitness equipment, including the Bowflex Home Gym, from 1999 to 2004.

Bruce Blair, 49, has served as our Senior Vice President, Operations and Chief Information Officer since April 2005. Prior to joining us, Mr. Blair was the Chief Information Officer and Executive Vice President of Creditek, a finance and accounting outsourcing firm from March 2003 to March 2005. Before Creditek, Mr. Blair was the President of GovXcel, a leading application provider of software used by municipalities to automate back office functions, from January 2001 to December 2001. He also served as Chief Information Officer and Senior Vice President of Operations at VerticalNet, Inc. from March 1999 to December 2000.

Ian J. Berg, 64, has served on our Board since February 2003. He is a managing director of the Eastern Technology Fund, L.P., a venture fund, which he established in March 2000. Mr. Berg is a director of a number of private companies and non-profit organizations.

Michael A. DiPiano, 47, has served on our Board since December 2002. He has been the managing general partner of NewSpring Capital, a venture capital firm, since December 2001, and a general partner since September 2000. He has also been a general partner of NewSpring Ventures, L.P., a private equity fund, since September 2000. Mr. DiPiano was Chairman and Chief Executive Officer of Maxwell Systems, Inc., a business management software company, from 1998 to 2002, where he is currently Chairman of the Board. Mr. DiPiano is a director of Prescient Applied Intelligence, Inc. and a number of private companies.

Warren V. (Pete) Musser, 79, has served on our Board since February 2003. He is President of The Musser Group, a financial consulting company. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is a director of Internet Capital Group, Inc. and Chairman of the Board of Directors of Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors.

Brian P. Tierney, 49, has served on our Board since February 2003. He is Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was Vice Chairman of Advanta Corp. Prior to that he was the founding partner of T2 Group, a public relations firm, from January 2004 until it was sold to Advanta Corp. In 1989, Mr. Tierney founded Tierney Communications, and from 1989 to 2004, he held a number of positions with the firm including founder/Chairman, President and Chief Executive Officer. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors.

Stephen T. Zarrilli, 45, has served on our Board since December 29, 2003. He is the managing partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm. Previously, he was the Chief Financial Officer of Fiberlink Communications Corp., a leading provider of remote access VPN solutions for large enterprises, from August 2001 to December 2004, Chief Executive Officer of Concellera Software, Inc. from October 2000 to August 2001, and Chief Executive Officer of U.S. Interactive, Inc., a software company, from 1999 to 2000.

Robert F. Bernstock, 55, was elected to our Board of Directors in December 2005. Mr. Bernstock has served as President of The Scotts Miracle-Gro Company since October 2005, and prior to that served as an Executive Vice President since June 2003. Mr. Bernstock served as Senior Vice President and General Manager of The Dial Corporation from October 2002 to May 2003. He was President, Chief Executive Officer and a board member of Atlas Commerce, Inc. from January 2001 to January 2002. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998, when Vlasic was spun-off from Campbell Soup Company, to December 2000. In January 2001, Vlasic and its U.S. operating subsidiaries filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Food Division from July 1997 to March 1998. Prior to that he served as President of several different divisions within Campbell Soup Company. Mr. Bernstock also serves as a director of The Pantry, Inc.

Corporate Governance—Board and Committees

The Board is responsible for the supervision of our overall affairs. The Board met on five occasions in the year ended December 31, 2005. Each director attended at least 75% of all Board and applicable committee meetings during 2005, except Mr. Musser, who attended 69% of such meetings. All then current members of the Board attended the 2005 Annual Meeting, except Messrs. Berg, DiPiano and Tierney. Directors will be expected to attend future annual meetings if we receive indications of stockholder participation.

With the appointment of Mr. Bernstock in December 2005, the Board now consists of eight members of which six are non-management directors. In the opinion of the Board, the six non-management directors meet the independence requirements of the NASDAQ Stock Market.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each Committee and their responsibilities are set forth below.

Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: NutriSystem Non-Management Directors, c/o Compliance Officer, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044, or nonmanagementdirectors@nutrisystem.com.

Audit Committee. The members of the Audit Committee are Ian J. Berg, Robert F. Bernstock and Stephen T. Zarrilli. Warren V. Musser resigned from the Audit Committee concurrent with Mr. Bernstock’s appointment to the Audit Committee in December 2005. The Audit Committee is responsible for establishing and reviewing our internal controls and operating procedures to ensure that we comply with all applicable laws, regulations, generally accepted accounting standards and customary operating procedures and practices. In the opinion of the Board, all the members of the Committee meet the independence requirements of the NASDAQ Stock Market. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission. The Audit Committee met eight times in 2005.

The following is a summary of the audit and non-audit fees billed by KPMG LLP, our independent registered public accounting firm:

	2005	2004
Audit fees	$434,850	$133,750
Audit-related fees	—	—

	434,850	133,750
Tax fees	29,112	19,100
All other fees	—	—

	$463,962	$152,850

Audit and Audit-Related Fees. The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2005 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2005 were $150,000. In 2005, KPMG LLP also billed $225,000 for the audit of internal controls over financial reporting and $59,850 in connection with a registration statement that we filed in June 2005. In 2004, the aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2004 were $127,750. In 2004, KPMG LLP also billed $6,000 in connection with two registration statements that we filed.

Tax Fees. The aggregate fees billed to us for all other services rendered by KPMG LLP in 2005 and 2004, which consists of fees for tax advisory services and tax return preparation, were $29,112 and $19,100, respectively.

All Other Fees. There were no fees billed by KPMG LLP to us for financial information systems design and implementation in 2005 and 2004.

Under the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence from us. To implement these provisions of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Compensation Committee. The members of the Compensation Committee are Michael A. DiPiano and Brian P. Tierney. The Compensation Committee has responsibility for administering and approving all elements of compensation for the senior management. It also approves, through direct action or delegation, the design of and participation in our equity incentive plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission. In the opinion of the Board, all the members of the Committee meet the independence requirements of the NASDAQ Stock Market.

The Compensation Committee met four times in 2005.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Michael A. DiPiano and Brian P. Tierney. This Committee is responsible for recommending qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at Annual Meetings. The Committee recommends candidates based upon their business or professional experience, the diversity of their background and their array of talents and perspectives. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including the Chairman and Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing our Secretary, giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee met four times in 2005.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to directors as well as employees, including senior financial officers. Every director and employee is required to read the Code of Conduct. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044. A copy of the Code of Conduct is also available on the investor relations section of our website (http://www.nutrisystem.com/).

REPORT OF THE COMPENSATION COMMITTEE

In the section below, we describe our executive compensation policies and practices. We also identify the procedures used to determine the compensation of our Chief Executive Officer and the executive management team in 2005.

Compensation Philosophy

In developing our executive compensation policies, our Committee relied on two principal objectives: (1) attracting and retaining talented officers and (2) motivating officers to achieve corporate goals that enhance stockholder value.

In 2005, the paramount corporate goal was to position NutriSystem for growth in revenue and profitability in 2006 and beyond. Identifying and attracting a few key executives and retaining the executive team developed in 2004 and before were important elements of achieving our goals for 2005. We believe the stock options issued to the executive management team in 2004 and 2005 supported these objectives.

Types of Compensation

Cash Compensation. Our Committee authorized guidelines for base compensation for executive management after reviewing compensation information for firms of similar size and growth prospects in the United States. Our goal is to provide a reasonably competitive level of base compensation. In addition, we established a bonus pool for executive management, including the Chief Executive Officer, tied to the operating income generated and adjusted, at our discretion, for the achievement of our other goals. The actual bonus that is paid to each executive officer depends upon the achievement of our goals as well as; (1) the importance of their position to our success, (2) their performance and contribution to our success and (3) their value in the employment market.

Equity Compensation. It was the view of our Committee that equity compensation is an effective means to attract talented executives and motivate executive management and other employees to identify with stockholder interests and maximize stockholder value. Prior to 2006, we used stock options as the primary form of equity compensation; going forward we intend to rely primarily on restricted stock grants, which we believe are a more cost effective equity incentive. All stock options have a per share exercise price equal to the fair market value of our common stock on the grant date. To date, restricted stock and options granted to employees vest in three equal annual installments.

The number of restricted stock shares or options granted to each officer and the vesting schedule are determined based on a variety of factors, including; (1) the importance of the executive’s position to our success, (2) his or her individual performance with us or value in the employment market and (3) the number of restricted shares or options the executive already holds, if applicable. Our Committee anticipates equity compensation will continue to play a vital role in attracting and retaining critical executives.

Compensation of the Chief Executive Officer. During 2005, Michael Hagan, our Chief Executive Officer received a salary of $165,000. Our Committee also awarded Mr. Hagan a cash bonus of $240,050 in 2005. The Board believes that his interests are aligned with those of our stockholders by virtue of his direct stock ownership and stock option holdings. Mr. Hagan does not have an employment agreement.

Tax Deductibility of Executive Compensation. In connection with its decisions regarding the above-discussed awards and payments, the compensation committee considered the deductibility of compensation under Section 162(m) of the Code. Section 162(m) limits the deduction that may be claimed by a “public company” for compensation up to $1,000,000 paid to certain individuals, except to the extent that any excess compensation is “performance-based” compensation.

This report is submitted by the Compensation Committee on April 3, 2006.

Michael DiPiano

Brian Tierney

REPORT OF THE AUDIT COMMITTEE

In the section below, we describe our financial and accounting management policies and practices.

The current Audit Committee of the Board is composed of independent directors, as defined by NASDAQ rules, and operates under a written charter adopted by the Board. In December 2003, Stephen Zarrilli was appointed to, and named Chairman of, the Audit Committee. In December 2005, Robert F. Bernstock was appointed to the Board of Directors and the Audit Committee. Concurrently, Warren V. Musser resigned from the Audit Committee, but remains on the Board of Directors.

The responsibilities of the Audit Committee include recommending to the Board an independent registered public accounting firm to be engaged. Management is responsible for our internal controls and financial reporting process, including our system of controls over the safeguarding of assets and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing management’s internal control over financial reporting and expressing an opinion on the design and effectiveness of management’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these processes. In 2005 and going forward, the Committee has and will oversee the efforts of management to comply with the requirements of the Sarbanes-Oxley Act of 2002.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our 2005 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm as well as the internal controls over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with the Audit Committees.”

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent registered public accounting firm, KPMG LLP, the firm’s independence. The Audit Committee also considered the compatibility of the provision of non-audit services by KPMG LLP with the maintenance of KPMG LLP’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee on April 3, 2006.

Stephen T. Zarrilli

Ian J. Berg

Robert F. Bernstock

SHARE OWNERSHIP OF OUR DIRECTORS, OFFICERS AND 5% BENEFICIAL OWNERS

The following table shows as of March 15, 2006, the amount and percentage of our outstanding common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	2,758,627	7.7%

Bridger Management, LLC (3) 101 Park Avenue – 48th Floor New York, NY 10178	1,888,000	5.3%

The following table shows as of March 15, 2006, the amount and percentage of our outstanding common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) executive officers named in the Compensation Table and (iii) our directors, nominees for director and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)(4)	Shares Acquirable Within 60 Days (5)	Percent of Outstanding Common Stock (%)
Michael J. Hagan	1,948,382	174,667	5.4%
George Jankovic	602,405	—	1.7%
James D. Brown	337,666	574	*
Thomas F. Connerty	4,500	—	*
Bruce Blair	—	—	*
Ian J. Berg (6)	101,854	20,000	*
Michael A. DiPiano (7)	1,022,101	14,491	2.8%
Warren V. Musser	40,998	20,000	*
Brian P. Tierney (8)	119,629	—	*
Stephen T. Zarrilli	16,110	—	*
Robert F. Bernstock	11,050	8,000	*
All directors, nominees for directors and executive officers as a group (11 persons)	4,204,695	237,732	11.6%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 15, 2006, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Information supplied by officers and directors.
(2)	This information is based on Schedule 13G filed with the SEC on February 14, 2006.
(3)	This information is based on Schedule 13G/A filed with the SEC on February 15, 2006.

(4)	The shares set forth as beneficially owned by our executive officers and directors do not include the following outstanding options because they are not exercisable within 60 days of March 15, 2006: Mr. Hagan (174,667); Mr. Jankovic (346,500); Mr. Brown (73,334); Mr. Connerty (350,000); and Mr. Blair (83,334).
(5)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 15, 2006, or within 60 days thereafter under our stock option plans.
(6)	The shares set forth as beneficially owned by Mr. Berg include 70,224 shares that are owned by Eastern Technology Fund, L.P., 178 owned by ETF GP, LP, 133 shares held by the Berg Family Trust, of which Mr. Berg’s spouse is a trustee, and 89 shares that are owned by his spouse.
(7)	The shares set forth as beneficially owned by Mr. DiPiano include 1,007,610 shares that are owned by NewSpring Ventures L.P., of which Mr. DiPiano is a managing director.
(8)	The shares set forth as beneficially owned by Mr. Tierney include 17,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is a trustee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information concerning total compensation paid during 2003, 2004 and 2005 to the person who was our Chief Executive Officer (“CEO”) in 2005 and to our four most highly paid executive officers, other than the CEO, on the last day of 2005. We provided no other annual compensation or payouts pursuant to long-term incentive plans (“LTIPs”) to the listed employees in the period from 2003 to 2005.

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation (1)
		Salary ($)	Bonus ($)
Michael J. Hagan Chairman and Chief Executive Officer	2005 2004 2003	165,000 165,000 170,045	240,050 15,000 —	— — 524,000	— — —

George Jankovic President, Chief Operating Officer and Director	2005 2004 2003	225,000 225,000 225,041	390,050 30,000 —	— — 1,050,000	8,310 8,200 6,923

James D. Brown Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2005 2004 2003	173,615 144,905 139,790	335,050 25,000 11,000	— 85,000 50,000	6,670 5,792 6,026

Thomas F. Connerty (2) Executive Vice President and Chief Marketing Officer	2005 2004 2003	225,000 21,635 —	395,050 — —	— 525,000 —	7,277 — —

Bruce Blair (3) Senior Vice President, Operations and Chief Information Officer	2005 2004 2003	96,923 — —	270,000 — —	125,000 — —	— — —

(1)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by us under our qualified tax deferred defined contribution retirement plan.
(2)	Mr. Connerty was hired on November 15, 2004.
(3)	Mr. Blair was hired on April 11, 2005.

Employment Agreements

We have an employment agreement dated December 22, 2004, with George Jankovic, our President and Chief Operating Officer, with an initial salary of $225,000 per year. Mr. Jankovic is eligible to receive a bonus at the discretion of our Compensation Committee. The agreement has a term of two years, with automatic one-year renewal terms unless either party gives at least a three-month advance notice of non-renewal. If Mr. Jankovic is terminated without cause (with one month advance notice of termination without cause), then, in exchange for a mutual general release, we will pay healthcare coverage for one year, unvested options granted in 2003 would be accelerated and all vested options would be exercisable for five years after termination of employment. If within one year after a change of control, Mr. Jankovic is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above and a lump sum payment equal to salary for one year plus his target bonus for the year of termination. The agreement provides for a cap to Mr. Jankovic’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) our failure materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by us.

On April 14, 2005, our Board of Directors appointed Thomas J. Connerty as an executive officer with the title of Executive Vice President and Chief Marketing Officer. On October 4, 2004, we entered into an employment agreement with Mr. Connerty, which became effective on November 30, 2004. Under the agreement, Mr. Connerty’s initial salary is $225,000 per year. Mr. Connerty is eligible to receive a bonus at the discretion of our Compensation Committee. In addition, Mr. Connerty was paid a guaranteed bonus of $30,000 on December 15, 2004 and will be paid another guaranteed bonus of $30,000 on or about December 15, 2006. Under the agreement, Mr. Connerty was granted an option to purchase 525,000 shares of our common stock at an exercise price of $2.49 per share. The option vests in three equal annual installments commencing on November 30, 2005. The agreement has a term of one year with an automatic one-year renewal term unless either party gives advance notice of non-renewal. If Mr. Connerty is terminated without cause then, in exchange for a mutual release, (1) we will pay a lump sum severance payment in an amount equal to six months of the salary then in effect, (2) we will provide group healthcare, group life, and accident, death, and disability coverage for six months at Mr. Connerty’s normal contribution rates, (3) Mr. Connerty’s covenants against non-competition will be reduced to a six-month period from the termination date, and (4) unvested options granted to Mr. Connerty in 2004 will be accelerated to a six-month vesting period and vested options granted in 2004 will be exercisable for a period equal to one month for each month of Mr. Connerty’s employment, with a minimum of six months and a maximum of 36 months after his termination date.

Compensation of Directors

Employee Directors do not receive any additional compensation for their services as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors, which was effective December 19, 2005. This plan provides for cash and equity compensation.

Upon first appointment or election to the Board of Directors, a new non-employee director will receive shares of restricted stock with a value of $100,000. Vesting will be one-third each year for three years on the anniversary of the date of grant. The number of restricted shares shall be determined by dividing $100,000 by the closing price per common share on the date of grant.

Non-employee directors also receive an annual equity retainer grant. Each non-employee director will receive shares of restricted stock with a value of $25,000. Grants will be made at the end of each fiscal year. Shares will be fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of restricted shares shall be determined by dividing $25,000 by the closing price per common share on the date of grant.

Each non-employee director receives an annual cash retainer fee of $20,000. Additional fees are paid for committee service. The chair of the Audit Committee receives an annual cash retainer of $10,000. The chair of each standing board committee other than the Audit Committee receives an annual cash retainer of $2,000. Non-chair members of the Audit Committee are paid an annual cash retainer of $5,000. Non-chair members of committees other than the Audit Committee receive no additional compensation.

In March 2003, we granted each of the non-employee directors a stock option for 50,000 shares of our common stock. The exercise price for all non-employee director options was 100% of the fair market value of the shares on the grant date. The options granted in March 2003 had an exercise price of $0.73, were fully vested on the grant date and expire 10 years from the date of grant. Shares purchased upon the exercise of these options could not have been sold until after one year from the initial option grant.

For 2004, each non-employee director received as compensation a grant of 12,500 shares of our common stock. The shares are fully vested and carry a restriction on sale extending one year from the date the compensation was granted, which was December 29, 2003. The shares had a fair market value of $1.69 per share on December 29, 2003.

For 2005, each non-employee director received as compensation a grant of 7,000 shares of our common stock. The shares are fully vested and carry a restriction on sale extending one year from the date the compensation was granted, which was December 31, 2004. The shares had a fair market value of $2.85 per share on December 31, 2004.

For 2006, each non-employee director received as compensation a grant of 610 shares of our Common Stock. The shares are fully vested and carry a restriction on sale extending one year from the date the compensation was granted, which was December 19, 2005. The shares had a fair market value of $41.03 per share on December 19, 2005.

On December 19, 2005, Robert F. Bernstock was appointed to our Board of Directors as an independent director. Mr. Bernstock will also serve as a member of the Audit Committee. As compensation for service as a director, Mr. Bernstock received the established compensation for non-employee directors pursuant to the Compensation Policy for Non-Employee Directors described above.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all options to acquire shares of our common stock granted during 2005 to the named executive officers:

Stock Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#) (1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	Grant Date Present Value $ (2)
Michael J. Hagan	—	—	—	—	—
George Jankovic	—	—	—	—	—
James D. Brown	—	—	—	—	—
Thomas F. Connerty	—	—	—	—	—
Bruce Blair	125,000	23.7%	$6.38	April 6, 2015	$682,000

(1)	Each option has an exercise price per share equal to 100% of the estimated fair market value of our common stock on the grant date. Each option is exercisable in three equal cumulative installments commencing on the first, second and third anniversaries of the grant date, assuming that the option holder remains an employee. We have not granted any SARs.
(2)	The Black-Scholes model, a widely used and accepted formula for valuing traded stock options, was used to determine the grant date present value of the stock options. The Black-Scholes value used in this table is the same value used to report the expense associated with stock options in our audited consolidated financial statements in accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation. The following assumptions were used to calculate the Black-Scholes value: no dividend yield; expected stock price volatility of 118.0%; risk-free interest rate of 4.14% and expected life of 5.6 years. These are not projections and therefore there is no guarantee that our assumptions will be the actual stock price volatility or the risk-free interest rate over the next ten years. There will be no gain to the named executives, however, if the per share market price of our common stock does not increase above the exercise price or declines.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to options held at December 31, 2005, by our executive officers:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hagan	—	—	174,667	174,667	6,190,198	6,190,198
George Jankovic	346,500	7,443,114	—	346,500	—	12,279,960
James D. Brown	388,646	5,807,436	137,000	73,334	4,640,990	2,515,656
Thomas F. Connerty	175,000	5,682,495	—	350,000	—	11,683,000
Bruce Blair	—	—	—	125,000	—	3,705,000

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of our common stock on December 30, 2005 multiplied by the number of shares underlying the options. The closing price of our common stock on December 30, 2005, as reported on the Nasdaq Stock Market, was $36.02 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2005. We expect to engage KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006, subject to review and approval by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return since December 29, 2000 for our common stock, the Russell 2000 Index and the Dow Jones Consumer Services Index (a published industry index), each of which assumes an initial value of $100 and reinvestment of dividends. Our common stock traded on the NASDAQ National Market until May 24, 2001. It then traded on the OTC Bulletin Board under the ticker symbol THIN.OB., the American Stock Exchange under the ticker symbol NSI and now trades on the NASDAQ National Market under the ticker symbol NTRI.

Comparison of Cumulative Total Return Among NutriSystem, Inc.,

the Dow Jones Consumer Services Index and the Russell 2000 Index

		12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
☐	NutriSystem, Inc.	100	24	76	145	240	3,033

Δ	Dow Jones Consumer Services Index	100	158	131	213	254	210

à	Russell 2000 Index	100	102	81	120	142	148

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, we believe that, during 2005, an untimely Form 3 filing was made for each of Robert F. Bernstock, Director, and Will Auchincloss, President of Slim & Tone, a subsidiary of NutriSystem, Inc.

ANNUAL REPORT

A copy of our Annual Report for the fiscal year ended December 31, 2005, is being mailed to our stockholders with this Proxy Statement.

Appendix A

AMENDMENT 2006-1

TO THE

Nutrisystem, Inc. 2000 Equity Incentive Plan for Employees

WHEREAS, Nutrisystem, Inc. (the “Company”) maintains the Nutrisystem, Inc. 2000 Equity Incentive Plan for Employees (the “Plan”) for the benefit of certain officers and key employees;

WHEREAS, in consideration of the number of unissued shares of common stock of the Company (“Common Stock”) remaining in the Plan and the anticipated number of shares of Common Stock to be issued under the Plan during the foreseeable future, the Board of Directors of the Company (the “Board”) desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance under the Plan by an additional 500,000 shares, to a total of 5,600,000 shares.

WHEREAS, Section 22 of the Plan provides that the Board may amend the Plan at any time.

NOW THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

The first sentence of Section 3 of the Plan is deleted in its entirety and replaced with the following sentence:

“Subject to Section 20 hereof, the shares of Common Stock that may be issued under the Plan shall be 5,600,000.”

IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2006-1 as set forth herein, the Board has caused this Amendment 2006-1 to be executed this 29th day of March, 2006.

NUTRISYSTEM, INC.

By:	/s/ JAMES D. BROWN
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

NutriSystem, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michael J. Hagan and James D. Brown, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355, on Tuesday, May 9, 2006 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Ian J. Berg, Michael A. DiPiano, Michael J. Hagan, George Jankovic, Warren V. Musser, Brian P. Tierney, Stephen T. Zarrilli and Robert F. Bernstock.

2.	PROPOSAL TO AMEND THE 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES AND APPROVE THE AMENDMENT OF THE 2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES.

☐    FOR                                ☐    AGAINST                                 ☐    ABSTAIN

3.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to SEC Rules, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee and “FOR Proposal 2.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE:                                     , 2006